Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearwire Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-158270, No. 333-163902 and No. 333-163903) and Form S-8 (No. 333-155867) of Clearwire Corporation of our report dated August 4, 2008, with respect to the statements of operations, cash flows and business equity (included within the statement of stockholders’ equity and comprehensive loss) of the WiMAX Operations of Sprint Nextel Corporation for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of Clearwire Corporation.
/s/ KPMG LLP
Kansas City, Missouri
February 24, 2010